Retention Bonus

Recovery Agreement

(Revised and Restated)

February 21, 2020

I, Tim Brackney, hereby acknowledge receipt of a retention bonus from Resources Global Professionals (“RGP”) in connection with my promotion to President & Chief Operating Officer, as reflected in my job description, in the amount of $500,000 (the “Retention Bonus”).  The Retention Bonus was paid to me on August 9, 2019.

If, for any reason, I cease to be employed by RGP prior to the first day of the fourth quarter of RGP’s Fiscal Year 2024, I agree to repay the then outstanding amount of the Retention Bonus.  Pursuant to this Agreement, the amount will be ratably forgiven over a period of 15 Fiscal Quarters beginning on the first day of Fiscal Year 2020, as long as I remain employed by RGP.  Additionally, if at any point my employment is terminated by RGP without Cause, or if I terminate my employment for Good Reason (as these terms are defined in my renewed Employment Agreement with RGP dated February 21, 2020), I will not be required to repay RGP the then outstanding balance of the Retention Bonus.

Any repayment amount outstanding must be paid by me to RGP within 30 days of my last day of employment at RGP.  In the event this amount is not paid when due, I agree to pay all attorneys’ fees and reasonable costs of collection.

Signature:	/s/ Tim Brackney
Dated:	February 21, 2020

17101 Armstrong Avenue    Irvine    California    92614    USA

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